Exhibit 99

Hexion Specialty Chemicals, Inc. 180 East Broad Street Columbus, OH 43215 hexion.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

Hexion Specialty Chemicals Reports Third Quarter 2006 Results

COLUMBUS, Ohio – (November 14, 2006) – Hexion Specialty Chemicals today reported its results for the third quarter period ended September 30, 2006. Highlights for the third quarter of 2006 include:

•	Revenues of $1.34 billion in 2006 compared to $1.13 billion during the prior year period, an increase of 18.8 percent.

•	Operating income of $57 million versus operating income of $55 million in the prior year period. The income for the third quarter of 2006 was affected by the delayed timing of contractual pass through of certain raw material price increases to customers of $8 million and integration expenses of $21 million.

•	Net loss of $14 million for the 2006 quarter versus a net loss of $6 million in the prior year period.

•	Quarterly segment EBITDA of $134 million in 2006 compared to $115 million during the prior year period. (Note: Segment EBITDA is a non-GAAP measure and is defined and reconciled to Net Income later in this release).

•	Adjusted EBITDA of $617 million for the Last Twelve Month (LTM) Period ended September 30, 2006. (Note: Adjusted EBITDA is a non-GAAP measure and is defined and reconciled to Net Income later in this release).

“During the third quarter 2006, escalating raw materials negatively affected EBITDA and operating income, while continuing to create a negative lead-lag effect, when compared to the same period a year ago,” said Craig O. Morrison, Chairman and CEO. “Despite this volatility, we improved our third quarter 2006 EBITDA and operating income by $19 million and $2 million, respectively, when compared to the third quarter 2005. Our pricing actions for both contract and non-contract customers are fully in process to recapture raw material price increases and we expect these to be fully achieved by January 2007.”

“In addition, our Phase I synergy targets continue to be achieved as planned, with $20 million in synergies realized this quarter,” Morrison said. “We remain confident in our ability to achieve approximately $70 million of targeted synergies by year-end 2006 and the full balance of our $125 million Phase I synergies by year-end 2007.”

As previously announced, Hexion amended its senior secured credit facility in November 2006 pursuant to an amendment and restatement of the credit agreement governing this credit facility. The amended and restated credit agreement provides that the Company’s current seven-year $1,625 million term loan facility will remain outstanding and also provides for $375 million additional seven-year term loans, with the term of such facility beginning in May 2006. The amended and restated credit agreement also provides that the Company’s current seven-year $50 million synthetic letter of credit facility will remain outstanding, with the term of such facility beginning in May 2006. The Company continues to have access to the $225 million revolving credit facility. In addition, the Company has also through its wholly owned finance subsidiaries,

Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC, sold $200 million of Second-Priority Senior Secured Floating Rate Notes due 2014 and $625 million of 9 3/4% Second-Priority Senior Secured Notes due 2014 (together the “New Notes”).

During the quarter, Hexion also announced that it signed a definitive agreement to purchase the adhesives and resins business of Orica Limited. Terms of the agreement were not disclosed. Closing of the transaction is subject to normal governmental approvals. The Orica adhesives and resins business manufactures formaldehyde and formaldehyde-based binding resins used primarily in the forest products industry. The planned acquisition includes three manufacturing facilities, with one site in Australia and two in New Zealand.

“While we offer a complete range of thermoset resin technologies, Hexion continues to drive value through the active management of our portfolio,” Morrison said. “We are working toward successfully integrating our recent acquisitions into our global operations and further strengthening our presence in high-growth markets, such as the Asia Pacific region, through bolt-on acquisitions and organic growth.”

Quarterly Segment Results

“Our overall market outlook remains positive based on our diversified customer base and varied end use applications, despite some slowdown in the housing market that impacted Hexion in the third quarter 2006,” Morrison said. “We remain focused on driving results through our pricing actions, closing the raw material gap via our contractual pass through capabilities, achieving targeted synergies and the continued strong utilization of our manufacturing facilities.”

Following is a comparison of net sales and Segment EBITDA by reportable segment. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is the primary performance measure used by the Company in the evaluation of its operating results and in determining allocations of capital resources among segments. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation. Corporate and Other primarily represents certain corporate general and administrative expenses that are not allocated to the segments.

(U.S. Dollars in Millions)

	Three months ended September 30,		Nine months ended September 30,
	2006 (1)	2005 (2)	2006 (1)	2005 (2)
Net Sales to Unaffiliated Customers (3)
Epoxy and Phenolic Resins	$544	$491	$1,613	$1,376
Formaldehyde and Forest Product Resins	343	309	1,041	953
Coatings and Inks	343	225	928	676
Performance Products	106	100	314	296

	$1,336	$1,125	$3,896	$3,301

Segment EBITDA (3)
Epoxy and Phenolic Resins	$63	$65	$205	$185
Formaldehyde and Forest Product Resins	40	35	110	114
Coatings and Inks	23	12	66	51
Performance Products	18	16	50	38
Corporate and Other	(10)	(13)	(34)	(32)

(1)	Net sales and Segment EBITDA in 2006 include the Coatings Acquisition, the Wax Compound Acquisition and the Inks Acquisition results from the dates of acquisition, January 31, March 1 and June 1, 2006, respectively. Epoxy and Phenolic Resins Net Sales to Unaffiliated Customers and Segment EBITDA in 2006 and 2005 excludes the operating results of the Taro Plast divestiture, which has been included in discontinued operations in the Condensed Consolidated Statement of Operations and Comprehensive Loss in the Company’s Form 10Q report.

(2)	Net sales and Segment EBITDA in 2005 include the Bakelite Acquisition results from the date of acquisition, April 29, 2005. Epoxy and Phenolic Resins Net Sales to Unaffiliated Customers and Segment EBITDA in 2006 and 2005 excludes the operating results of the Taro Plast divestiture, which has been included in discontinued operations in the Condensed Consolidated Statement of Operations and Comprehensive Loss in the Company’s Form 10Q report.
(3)	Intersegment sales and EBITDA are not significant and, as such, are eliminated within the selling segment.

Earnings Call

Hexion will host a teleconference to discuss its Third Quarter 2006 results on Thursday, November 16, at 9:00 a.m. Eastern Time. Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 800.299.6183

International Participants: 617.801.9713

Participant Passcode: 82391073

Live Internet access to the call will be available (audio only) through the Investors Section of the Company’s website: www.hexion.com.

Reconciliation of Segment EBITDA to Net Loss

	Three months ended September 30,		Nine months ended September 30
	2006	2005	2006	2005
Segment EBITDA:
Epoxy and Phenolic Resins	$63	$65	$205	$185
Formaldehyde and Forest Product Resins	40	35	110	114
Coatings and Inks	23	12	66	51
Performance Products	18	16	50	38
Corporate and Other	(10)	(13)	(34)	(32)

Reconciliation:
Items not included in Segment EBITDA
Transaction costs	—	(3)	(21)	(34)
Integration costs	(21)	(3)	(45)	(8)
Non-cash charges	(2)	(3)	(10)	(20)
Unusual items:
Gain on divestiture of business	(1)	—	40	—
Purchase accounting effects/inventory step-up	(1)	(5)	(3)	(14)
Discontinued operations	(1)	—	(14)	(10)
Business realignments	(3)	—	(4)	(2)
Other	(2)	(5)	(7)	(21)

Total unusual items	(8)	(10)	12	(47)

Total adjustments	(31)	(19)	(64)	(109)
Interest expense, net	(61)	(55)	(171)	(149)
Loss on extinguishment of debt	—	—	(52)	(17)
Income tax expense	(11)	(8)	(41)	(43)
Depreciation and amortization	(45)	(39)	(123)	(111)

Net loss	$(14)	$(6)	$(54)	$(73)

Reconciliation of Net Loss to Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash, non-recurring costs and realized or expected future cost savings and other adjustments permitted in calculating covenant compliance under the indentures governing certain of the company’s debt instruments and the company’s senior credit facility. Certain covenants in these agreements (i) require the maintenance of a senior secured debt to Adjusted EBITDA ratio and (ii) restrict our ability to take certain actions such as incurring additional debt or making certain acquisitions if we are unable to meet defined Adjusted EBITDA to Fixed Charges, senior secured debt to Adjusted EBITDA and consolidated debt to Adjusted EBITDA ratios. The most restrictive of these indenture covenants, the covenants to incur additional indebtedness and the ability to make future acquisitions, require an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Fixed charges are defined as interest expense excluding the amortization or write-off of deferred financing costs. Failure to comply with these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisition. The Company believes that the inclusion of the supplemental adjustments applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financial covenants and assess our ability to incur additional indebtedness in the future. Adjusted EBITDA and fixed charges are not defined terms under GAAP.

Adjusted EBITDA is not intended to represent any measure of performance in accordance with generally accepted accounting principles, or GAAP, and the company’s calculation and use of this measure may differ from other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity. Adjusted EBITDA should not be considered an alternative to operating income or net loss under GAAP for purposes of evaluating the Company’s results of operations or as an alternative to cash flows as a measure of liquidity. Fixed Charges should not be considered an alternative to interest expense.

	Year Ended December 31, 2005	LTM Period
Reconciliation of Net loss to Adjusted EBITDA
Net loss	$(87)	$(68)
Interest expense, net	203	225
Loss on extinguishment of debt	17	52
Income tax expense	48	46
Depreciation and amortization	147	159

EBITDA	328	414
Adjustments to EBITDA:
Acquisitions/Divestitures(1)	61	42
Transaction costs (2)	44	31
Integration costs (3)	5	42
Non-cash charges (4)	30	20
Unusual items:
Gain on divestiture of businesses	(2)	(42)
Purchase accounting effects/inventory step-up	16	5
Discontinued operations	10	14
Business realignments	4	6
Other (5)	33	19

Total unusual items	61	2
In process synergies (6)	105	66

Adjusted EBITDA(7)	$634	$617

Fixed charges	$237	$237

Fixed charge coverage	2.68	2.60

(1)	Represents the incremental EBITDA impact for the Bakelite Transaction, the Coatings Acquisition, the Wax Compound Acquisition, the Inks Acquisition and a pending transaction to purchase Orica Consumer Products’ Australian and New Zealand forest products unit, less EBITDA generated by Alba Adesivos due to the Brazilian Consumer Divestiture, as if they had taken place at the beginning of the period.
(2)	Represents merger costs principally related to the Combinations and the Bakelite Acquisition, the write-off of deferred accounting, legal and printing costs associated with the Company’s proposed IPO, as well as costs associated with terminated acquisition activities.
(3)	Represents redundancy and plant rationalization costs and incremental administrative costs associated with integration programs.
(4)	Includes non-cash charges for impairments of fixed assets, stock based compensation, and unrealized foreign currency exchange loss on debt instruments denominated in currencies other than the functional currency of the holder.
(5)	Includes certain non-recurring litigation expenses, a foreign currency loss on an exchange rate hedge related to the Bakelite Acquisition, and incremental non-recurring advisor and external audit fees related to the Bakelite Acquisition and the Combinations.
(6)	Represents estimated net unrealized cost synergies resulting from the Combinations and the Bakelite Acquisition.

(7)	The Company is required to have an Adjusted EBITDA to Fixed Charges ratio of greater than 2.0 to 1.0 to incur additional indebtedness under certain of our indentures. As of September 30, 2006, the Company was able to satisfy this covenant and incur additional indebtedness under our indentures.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar expressions. The forward-looking statements contained herein reflect our current views with respect to future events and are based on our currently available financial, economic and competitive data and on current business plans. Actual results could vary materially depending on risks and uncertainties that may affect the Company’s operations, markets, services, prices and other factors as discussed in Item 1A—Risk Factors of the Company’s Form 10-K, filed with the Securities Exchange Commission on March 17, 2006. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as an interruption in the supply of or increased pricing of raw materials due to natural disasters, competitive factors such as pricing actions by our competitors that could affect our operating margins, and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in Item 3 — Legal Proceedings of the Company’s Form 10-K filed with the SEC.

About Hexion Specialty Chemicals

Based in Columbus, Ohio, Hexion Specialty Chemicals combines the former Borden Chemical, Bakelite, Resolution Performance Products and Resolution Specialty Materials companies into the global leader in thermoset resins. Hexion serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is owned by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com.

Contacts

Investors:

John Kompa

Director, Investor Relations

Hexion Specialty Chemicals, Inc.

+1 614 225 2223

john.kompa@hexion.com

Media:

Peter F. Loscocco

Vice President, Public Affairs

Hexion Specialty Chemicals, Inc.

+1 614 225 4127

peter.loscocco@hexion.com